Exhibit 10.1

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

MASTER AGREEMENT

MANUFACTURE AND SUPPLY AGREEMENT

For Medical Products

This MANUFACTURING AGREEMENT (“Agreement”) is entered into as of August 6, 2020 2020 (“Effective Date”) between Beyond Air, Inc., a Delaware Corporation, having offices located at 825 East Gate Blvd, Suite 320, Garden City, New York 11530 (“Buyer”), and Medisize Ireland Limited, an Irish company, having offices at High Road, Letterkenny Co. Donegal, Ireland 1201 (“Seller”). Buyer and Seller may sometimes be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, Seller is a contract manufacturer and is in the business of manufacturing and assembling medical device components and subassemblies for its customers;

WHEREAS, Buyer is an industry leading medical device company and has considerable engineering, development, manufacturing, testing, marketing and sales experience in the above referenced market(s);

WHEREAS, Buyer desires to engage the services of Seller to assist with the manufacture and/or assembly of the Product (as defined below) and Seller has expressed a willingness to assist Buyer with same;

NOW, THEREFORE, in reflection of these affirmations, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

1.	DEFINITIONS

In addition to other terms which may be defined herein, the following terms, when the first letter is capitalized, whether in singular or plural form, as appropriate, shall have the meanings set forth in this Section.

a.	“Affiliate(s)” means any corporation, association, or other entity that now or in the future directly or indirectly owns, is owned by, or is under common ownership with Buyer or with Seller, respectively, either currently or during the term of this Agreement. As used in this definition, the terms “owns”, “owned”, or “ownership” mean the direct or indirect possession of more than fifty percent (50%) of the voting securities, income interest, or a comparable equity in such business entity.

b.	“Applicable Laws” means all laws, ordinances, rules, and regulations of any governmental or regulatory authority that apply to the Product, including without limitation (a) all applicable federal, state, and local laws and regulations; (b) the U.S. Federal Food, Drug and Cosmetic Act (“FDCA”), (c) regulations and guidelines of the FDA and other Regulatory Agencies, and (d) GMP;

c.	“Buyer Furnished Material(s)” or “BFM(s)” means those components, subassemblies, substances, parts or materials that (i) are not independently manufactured or sourced by Seller, or (ii) are provided by or on behalf of Buyer to Seller on consignment or other similar basis for incorporation into an end product. For the avoidance of doubt, BFMs are not to be considered Products.

d.	“Claim(s)” means any claims, liabilities, damages, demands, lawsuits, causes of action, penalties, fines, administrative law actions and orders, expenses (including, but not limited to, reasonable attorney’s fees, and costs of every kind and character).

e.	“Conforming Product” means a Product which meets the Product Specifications.

f.	“Delivery Date” means the date Products are scheduled to be delivered to the Delivery Location as specified by the Purchase Order and/or Forecast.

g.	“Delivery Location” means the location to which the Products must be delivered by the common carrier, as specified by the applicable Statement or Work, Purchase Order and/or Forecast.

h.	“Design Responsibility” means: (i) responsibility for obtaining all required regulatory approvals from the FDA and other applicable Regulatory Agencies for the manufacture and/or assembly of the Product; (ii) responsibility for registration pursuant to Section 510(k) of the Federal Food Drug And Cosmetic Act [21 USC §360]; and (iii) responsibility for ensuring that the Specifications and other documents governing the manufacture and/or assembly of Product under this Agreement are consistent with Applicable Laws.

i.	“FDA” shall mean the U.S. Food and Drug Administration.

j.	“Forecast” means the reasonable estimate of Buyer’s future requirements for Products after taking into account all reasonably foreseeable circumstances for the timeframe noted herein.

k.	“Improvement” means Intellectual Property that is developed by either Party or jointly that incorporates, exploits, or cannot be used without employing all or any part of a Party’s existing Intellectual Property.

l.	“Intellectual Property” means all patents, applications for patents, discoveries, inventions, trade secrets, know-how, confidential information, works of authorship, including computer programs and software, industrial design, trade secrets, mask works, and other intellectual property rights recognized in any jurisdiction, including Improvements. For the avoidance of doubt, Buyer’s Intellectual Property includes, without limitation, the Product and Specifications.

m.	“Kickback” means a direct or indirect offer of money, fee, commission, gift, gratuity, thing of value or compensation for the purpose of improperly obtaining or rewarding favorable treatment.

n.	“Latent Defect” means a failure of a Product to be a Conforming Product that was present at the Delivery Date but was discovered after the Product was delivered to the Delivery Location and which is not the result of subsequent Buyer actions, including without limitation, handling, shipping and storage that render the GMP Product a Non-Conforming Product.

o.	“Lead Time” means the typical period of time between the date a Purchase Order for Product is received by Seller and the date the item can be available for shipment.

p.	“Long Lead Materials” means any parts, components, subassemblies, materials, or supplies that are to be incorporated into the Product which Seller must commit, as of the then current date, to ensure the Delivery Date.

q.	“Manufacturing Activity(ies)” means respectively, a manufacturing or assembly activity, or the manufacturing or assembly activities, performed by Seller in the manufacture and supply of Products hereunder.

r.	“Medical Device” has the meaning defined by the Federal Food, Drug, and Cosmetic Act, 21 United States Code §321(h) which reads substantially as follows, “a medical device is an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including a component part, or accessory which is: (i) recognized in the official National Formulary, or the United States Pharmacopoeia, or any supplement to them; (ii) intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals; or (iii) intended to affect the structure or any function of the body of man or other animals, and which does not achieve any of its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes”.

s.	“Minimum Buy” means any parts, materials, components, or supplies that are to be incorporated into the Product which are reasonably obtainable in the marketplace, but only in a minimum order, package, lot size or the like.

t.	“New Product Technology” means new technology that specifically relates to the Product, including without limitation, the design, layout, specifications or component parts, and is solely, uniquely or specifically related to the Project.

u.	“Non-Cancelable Non-Returnable” or “NCNR” means materials or components purchased from suppliers under terms and conditions that prohibit cancellation of the order and/or return of the material.

v.	“Non-Conforming Product” means a Product which has not been produced in accordance the Specifications.

w.	“Price(s)” means the amount paid by Buyer to Seller for Product as set forth in Section 3(e) or the applicable Statement of Work.

x.	“Product(s)” means the component parts manufactured or sourced by Seller as further set forth in the Statements of Work and/or the applicable proposal. The Products may be further defined by Specifications or other requirements documents. For the avoidance of doubt, the portions or components of a Medical Device that are not being manufactured or sourced independently by Seller shall not be considered Products.

y.	“Purchase Order(s)” means a binding order for the purchase of Products or Tooling issued in accordance with and subordinate to this Agreement.

z.	“Regulatory Agency(ies)” means, without limitation, the FDA or any successor thereto or any comparable governmental authority that has oversight of the safety, efficacy, reliability, manufacture, sale, advertising, promotion, reimbursement, import, export or marketing of the Product.

aa.	“Specifications” means, as applicable, the Buyer specifications for Product listed in the relevant Statement of Work, as amended from time to time by Buyer.

bb.	“Statement(s) of Work” or “SOW(s)” has the meaning set forth below in Section 2(b).

cc.	“Tooling” or “Tool(s)” means any tool, mold, jig, fixture or other personal property other than capital equipment used by Seller in the manufacture of Product.

2.	CONTRACT TYPE

a.	This Agreement is a [xxx] “build-to-print” contract. This Agreement is not a design, development, or engineering services contract. Save for continuous improvement activities and routine engineering change orders, no design, development, or engineering services are contemplated or permitted under this Agreement.

b.	A description of the Manufacturing Activities to be performed may be contained in: (i) statements of work, a form for which is attached to this Agreement as Exhibit A, and each such SOW shall automatically be incorporated into this Agreement as consecutively numbered “Exhibit A’s”, beginning with Exhibit A-1, A-2, A-3 and so forth (each a “Statement of Work” or “SOW”); or (ii) Purchase Orders, which may reference the applicable Seller proposal. Each SOW or Purchase Order shall be dually executed by a duly authorized representative of each Party and shall be subject to and deemed a part of this Agreement upon execution. To the extent that any terms and conditions set forth in an SOW, Purchase Order, quote, etc. conflict with the terms and conditions set forth in this Agreement (excluding other SOWs), the terms and conditions of this Agreement shall control, unless otherwise expressly agreed upon by the Parties in the applicable SOW or Purchase Order.

c.	Affiliates may accede to, become bound by, and avail themselves to the rights and remedies of this Agreement by signing or otherwise entering into an SOW and/or Purchase Order, but only to the extent such Affiliates accept such SOW and/or Purchase Order. Such Affiliates shall (i) then be bound by the terms and conditions of this Agreement as having entered into the Agreement by themselves (and solely by such Affiliate(s)), and (ii) shall, with respect to the SOW and/or Purchase Order executed by the Affiliate(s), be considered either a “Buyer” or “Seller” as defined herein, as applicable. The applicable rights, obligations and liabilities of Seller under each SOW and/or Purchase Order received by Seller will be solely those of Seller, and none of the Affiliates of Seller will be responsible for any obligations or liabilities of Seller under such Purchase Orders. The applicable rights, obligations and liabilities of an Affiliate of Seller under each SOW or Purchase Order will be solely those of such Affiliate, and Seller, nor any other Seller Affiliate not participating under such SOW or Purchase Order will be responsible for any obligations or liabilities of its Affiliate under such SOW or Purchase Order.

3.	PURCHASE ORDERS AND PRICE

a.	Forecast. Upon execution of this Agreement Buyer shall furnish Seller with an initial [xxx] rolling Forecast. On the [xxx] , Buyer shall furnish Seller with an [xxx]. Should Buyer fail to provide [xxx] updates to the Forecast as required above, then the most recent Forecast furnished by Buyer shall automatically roll over with the same quantities for the next [xxx].

b.	Binding and Non-Binding Forecasts. Quantities of Product in the [xxx] and constitute Buyer’s binding obligation to purchase such items. The [xxx] of the Forecast are non-binding with respect to Product being purchased. Buyer, in its sole discretion, may cancel or reschedule any scheduled deliveries in the [xxx] of the current forecast. Notwithstanding Buyer’s right to cancel or reschedule [xxx] of the current Forecast, Buyer acknowledges that Seller will rely upon the Forecasts in scheduling work, and in committing to purchase Long Lead Material, NCNR material, and/or Minimum Buy material, and Buyer shall be liable for the reasonably related liabilities and expenses that Seller necessarily incurs to ensure fulfillment of the Forecast. Seller will submit NCNR and /or Minimum Buy material requests in writing to Buyer for approval prior to committing to said materials.

c.	Purchase Orders. Concurrent with each [xxx] update of the Forecast, Buyer shall issue Purchase Order(s) for new binding obligations not covered by previous Purchase Orders, which Purchase Orders shall include: the Product, quantity, Specifications, Delivery Date (which shall be in accordance with the applicable Lead Time), Delivery Location and Price. Buyer shall submit Purchase Orders reasonably in advance to sufficiently allow Seller to meet Delivery Dates.

d.	THE TERMS OF THIS AGREEMENT AND ALL EXHIBITS ATTACHED HERETO SHALL BE CONTROLLING AND ANY ADDITIONAL OR INCONSISTENT TERMS OR CONDITIONS ON ANY PURCHASE ORDER, SALES ACKNOWLEDGEMENT, OR OTHER DOCUMENTATION GIVEN OR RECEIVED BETWEEN THE PARTIES SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE EXPRESSLY DISCLAIMED AND EXCLUDED.

e.	Price. The Price for Product is shown in the applicable Statement of Work. Notwithstanding anything to the contrary contained in this Agreement, if Seller’s costs relating to the Products increases by more than five percent (5%) as evidenced by verifiable documents, whether due to changes in the cost of raw materials or components, new taxes, tariffs or other regulatory actions, or otherwise, Seller will have the right to increase the price of the affected Products, or otherwise invoice Buyer, equal to the amount of such increased costs. At or prior to the anniversary of the Effective Date, the Parties shall negotiate in good faith to establish new Prices for the coming year.

f.	Delays. Seller shall: (i) promptly notify Buyer, in writing, about any and all material delays; (ii) promptly discuss any such delays with Buyer; and (iii) work with Buyer to mitigate such delays.

g.	Payment terms are net thirty (30) days from the date of Seller’s shipment.

4.	QUALITY AND REGULATORY COMPLIANCE

a.	Buyer has Design Responsibility for all Products under this Agreement. Seller shall not make any change to the Product’s design, manufacturing process, materials, or components without Buyer’s prior written approval.

b.	In addition to the regulatory requirements set forth in this Section 4, Seller and Buyer shall also comply with the quality and regulatory requirements set forth in the Quality Assurance Agreement between the Parties attached hereto as Exhibit B (“Quality Agreement”), which is incorporated herein by reference.

c.	Seller perform the Manufacturing Activities in accordance with:

i.	the terms of this Agreement;
ii.	Applicable Laws;
iii.	Product Specifications; and
iv.	the delivery schedule set forth in in the SOW.

d.	Each Party represents and warrants compliance with all applicable U.S. and foreign anti-bribery and corruption laws and regulations including, but not limited to, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, The OECD Anti-Bribery Convention and the Brazilian Clean Companies Act. Each Party agrees to defend, indemnify, and hold harmless the other Party from any claims, costs, liabilities, penalties, obligations, and damages such other Party may incur, including without limitation reasonable court, attorney and expert fees, and costs, as a result of such Party’s breach or violation of this warranty.

5.	CONFIDENTIALITY

a.	For purposes of this Agreement, the term (“Confidential Information”) shall mean either Party’s non-public or proprietary technical or non-technical information or materials that one Party may deliver to the other pursuant to and for the purpose of this Agreement in the form of data, drawings, designs, concepts, specifications, patent applications (whether in draft or final form), software, prototypes, processes, procedures and other such information that pertains to a Party’s business that is either (a) disclosed in writing and marked or designated as “confidential,”(b) disclosed, observed or communicated orally or visually and reduced to or summarized in written form within thirty (30) days of the disclosure, or (c) any information which by its nature is confidential and would be judged so under a reasonable standard or is disclosed, or provided, under circumstances reasonably indicating that it is confidential or proprietary. The obligations of confidentiality and non-use shall not apply to: (i) information that is or becomes part of the public domain without violation of this Agreement by the recipient; (ii) information that was lawfully known to or in the possession of the recipient on a non-confidential basis prior to the disclosure by the disclosing Party, as established by written records of the recipient; (iii) information that was developed independently by the recipient, without use or reference to the Confidential Information, as established by written records of the recipient; or (iv) information that is disclosed to the recipient by a third party under no obligation of confidentiality to the disclosing Party and without violation of this Agreement by the recipient.

b.	The recipient of Confidential Information shall maintain it in confidence with the same degree of care with which it holds its own confidential information (but in no event less than a reasonable standard of care). Confidential Information shall only be used for the purpose contemplated within this Agreement. The recipient shall disclose Confidential Information only to its officers, agents and employees who have a need to know such Confidential Information, but will not disclose Confidential Information to any third party without the express written permission of the disclosing Party. The recipient shall not print, copy, adopt, modify, store decompile, disassemble or reverse engineer or translate any Confidential Information other than for the purpose of this Agreement. All obligations of confidentiality and non-use shall survive the termination or expiration of this Agreement for a period of [xxx] years. All Confidential Information belonging to either Party shall be returned to the respective Party upon termination or expiration of this Agreement, except that each Party may keep one copy of the Confidential Information solely for archival purposes.

6.	INTELLECTUAL PROPERTY

a.	Ownership. Each of the Parties hereto owns all right, title and interest in and to Intellectual Property owned, controlled, developed or acquired by it before the Effective Date or independent of this Agreement. Each Party shall continue to own its Intellectual Property and all Improvements thereto. Except as otherwise provided herein, nothing in this Agreement is intended to grant to either Party any rights under any patent or copyright of the other Party.

b.	No Third Party Intellectual Property. Except as specified or approved in writing in advance by Buyer, Seller will not knowingly incorporate into the Product any Intellectual Property that is owned by third parties. Buyer acknowledges that Seller has not made and is not obligated to make any independent inquiry or investigation as to whether the Product or Manufacturing Activities infringe upon any patent, copyright or trade secret.

c.	Improvements and New Product Technology. Seller hereby assigns and agrees to assign to Buyer all right, title and interest in and to all Improvements to Buyer’s Intellectual Property and any New Product Technology that Seller or its employees, agents or designees may develop as a result of the performance of this Agreement, subject to section 6.e. below (“New Intellectual Property”). Buyer hereby assigns and agrees to assign to Seller all right, title and interest in and to all Improvements to Seller’s Intellectual Property, including all manufacturing know-how, in the performance of this Agreement. The Parties will cooperate fully to execute assignments and other documents, and furnish evidence, as may be necessary and appropriate, to effectuate the other’s rights to respective Improvements.

d.	Limited License to Buyer’s Technology. Solely to the extent necessary for the purposes of carrying out its obligations under this Agreement, Buyer grants to Seller a limited, revocable, non-exclusive license to use Buyer’s respective Intellectual Property.

e.	Seller Proprietary Methods, Processes and Know-How. Notwithstanding the foregoing, Buyer acknowledges and agrees that Seller may utilize its proprietary methods, processes and know-how during the Manufacturing Activities contemplated hereunder and that the ownership of any such proprietary methods, processes and know-how are and will remain solely with Seller. Unless expressly provided herein, no other rights or licenses in any Intellectual Property shall be provided or conferred from one Party to another.

7.	ORDER OF PRECEDENCE

All exhibits attached hereto form an integral part of this Agreement (the “Exhibits”). The provisions of each Exhibit shall be incorporated by reference into and be deemed to be a part of this Agreement. If any conflict exists between the provisions of this Agreement and the following documents, or among the provisions of the Exhibits themselves, the order of precedence shall be as follows:

i.	This Agreement
ii.	The applicable Statement of Work
iii.	Applicable Purchase Order
iv.	The Quality Agreement

8.	TERM AND TERMINATION

a.	Unless terminated earlier in accordance with the provisions set forth below in this Section 8, the initial term of this Agreement shall be for a period of three (3) years commencing on the Effective Date. After the initial term, this Agreement will automatically renew on its yearly anniversary for successive one (1) year increments unless either Party terminates in accordance with the termination provisions herein. Notwithstanding the expiration or termination of this Agreement or an SOW, this Agreement shall remain in effect solely with respect to any on-going SOWs that are still operative until those SOWs terminate or expire.

b.	This Agreement and/or any SOW may be terminated early by: (i) mutual agreement of the Parties hereto; (ii) either Party for convenience upon [xxx] prior written notice to the other; or (iii) either Party upon the other’s material breach; provided, the non-breaching Party has given written notice of such perceived breach and the breaching Party has failed to cure such breach within thirty (30) days of receipt of such notice.

c.	Upon either Party providing written notice of its intent to terminate this Agreement or any SOW for convenience, Seller shall, with respect to the SOWs being terminated: (i) immediately cease all work in progress; (ii) immediately notify any subcontractors to stop work; (iii) await instructions from Buyer as to how to conduct itself during the six months following the notice; and (iv) perform any Manufacturing Activities requested by Buyer within such six month period that can be completed within such period; provided, Buyer’s request is for Manufacturing Activities that would have otherwise been within the scope of this Agreement except for termination.

d.	Notwithstanding the foregoing, in the event this Agreement is terminated for convenience by Seller, and provided Buyer is and remains current in its payment obligations, Buyer shall have the right to make a last-time-buy of Product. The quantity of such last-time-buy shall not exceed [xxx] of the quantity actually ordered by Buyer and delivered by Seller in [xxx] period preceding termination. Such last-time-buy shall be governed by the terms of this Agreement.

e.	With respect to any SOW being terminated, Buyer’s obligation and liability to Seller shall be payment for: (i) all Manufacturing Activities within the scope of that SOW which were performed in accordance with this Agreement up to the effective date of termination, including any reasonable expenses for Long Lead Materials and NCNR materials; (ii) any approved out-of-pocket expenses up to and including the effective date of termination; and (iii) all services requested by Buyer and performed by Seller in accordance with this Agreement following notice of termination.

f.	Termination or expiration of this Agreement and/or any SOW shall not relieve a Party of its obligation incurred prior to the termination or expiration date. The terms, conditions, rights and obligations of this Agreement that are intended by their natural meaning to survive the expiration or termination of this Agreement or any SOW shall do so.

9.	AuditS AND INSPECTIONS

a.	Buyer may carry out audits and inspections at the times, and in accordance with the terms, set out in the Quality Agreement provided that access by Buyer and/or its representatives to records, information and systems shall be on a supervised basis, subject to Buyer complying with the security and confidentiality requirements of Seller to protect information which relates to anything other than the Services and shall be limited to a maximum of two people for two days per annum.

b.	Audit access shall not be extended to Seller’s confidential records, including details of financial transactions and contracts with third parties that relate to this Agreement.

c.	If Seller is in material breach of this Agreement or if Buyer reasonably believes that Seller is in material breach of this Agreement, Buyer may upon giving reasonable written notice to Seller carry out an audit on the same basis as in clauses 17.1 and 17.2.

d.	Additional audits (other than those carried out pursuant to clause 9.c) may be carried out on the same basis as in clauses 9.a and 9.b subject to (i) payment of Seller’s costs and expenses and the agreement of a commercial rate; and (ii) Buyer ensuring such audit will not delay or disrupt Seller’s operations at the Seller’s facility.

e.	Inspections by Regulatory Agencies. Seller shall be responsible for handling and responding to any FDA or other governmental body inspections or inquiries received by Buyer or Seller regarding Seller’s performance of the Manufacturing Activities or Seller’s manufacture of the Product during the Term of this Agreement. Seller shall prepare for post-approval regulatory inspections at its own cost (not including out-of-pocket expenses incurred) and allow audits and inspections by the appropriate regulatory authority. Any out-of-pocket costs incurred by Seller for regulatory agency inspections shall be charged to Buyer.

f.	Each Party shall notify the other regarding any such inquiries and provide the other Party copies of any pertinent correspondence from such authorities related to the Product or Services covered in this Agreement. Seller shall provide, at its discretion, to any governmental body any information reasonably requested by such governmental body concerning any governmental inspection related to any Product or the Manufacturing Activities.

g.	Retention of Documentation. Retention of all documentation shall be outlined in the Quality Agreement.

h.	During the above-described retention periods, Documentation shall be available for inspection by Buyer, its authorized agents and authorized government agencies as outlined in the Quality Agreement.

10.

FORCE MAJEURE

Neither Seller nor Buyer shall be liable for a failure to perform under this Agreement on account of incidents of force majeure, including but not limited to strikes, lockouts, fires, floods, other casualties, explosions, acts of God, material procurement problems that could not have been reasonably avoided, governmental actions, state of war or other similar causes beyond the reasonable control of Seller or Buyer; provided, that the Parties shall resume performance as rapidly as possible after the force majeure incident ceases, and each Party’s obligations to perform under this Agreement shall be suspended only for the reasonable duration of the force majeure incident. Seller shall not be liable to Buyer for delay or failure to perform to the extent that such delay or failure to perform is attributable to Buyer’s delay or inability to provide BFMs, secure required applicable regulatory approvals, and/or Buyer’s failure to perform its other obligations and responsibilities as required under this Agreement.

11.

INDEPENDENT CONTRACTOR

Seller and Buyer are independent contractors. Neither Party shall be construed to be a partner, joint venturer, franchisee, employee, principal, agent, representative or participant of or with the other for any purpose whatsoever. Neither Party shall have any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other.

12.	RESPONSIBILITIES

a.	With respect to the Manufacturing Activities performed hereunder, Seller shall, as applicable, manufacture, supply or assemble the Products initiated and developed by Buyer in accordance with the Specifications. In the event Seller reasonably believes it cannot perform the Manufacturing Activities in accordance with the Specifications, it shall immediately notify Buyer and Buyer shall have the right, but not the obligation, to modify such Specifications. In the event Buyer does not modify the Specifications and/or Seller still cannot comply with such Specifications, Buyer shall have the right to terminate this Agreement upon thirty (30) days’ notice. Seller will exercise diligence in the fulfillment of its obligations hereunder and its performance will be in accordance with the regular practices of the injection molded plastics industry and the terms and conditions contained herein.

b.	Seller’s role is limited to that of a contract manufacturer and it does not, and has not, engaged in the initiation or the development of any product, the component parts of any product, a finished device, and/or the related designs and specifications. Accordingly, Buyer shall be responsible for design and compliance with the applicable requirements, as applicable to Buyer, of medical or combination device manufactures or sellers as set forth in the Federal Food, Drug and Cosmetic Act; comparable foreign regulatory agencies; and/or any other federal, state, or local agencies, except to the extent that the aforementioned laws and regulations expressly designate a responsibility to a contract manufacturer. Seller, its employees and contractors may rely upon written instructions and information provided by Buyer, or any person designated by Buyer to issue such written instructions; and Seller, its employees, agents, and contractors shall not incur any liability for such reliance or for the actions they take in reliance upon the instructions and information provided by Buyer, its employees, agents and contractors, except for Seller’s or its employees, agents or contractors negligence or willful misconduct in relying upon such instructions.

c.	The Parties shall reasonably cooperate in the investigation of any customer complaint related to the use of the Product. In addition, each of the Parties shall notify the other promptly if a Party becomes aware of information relating to released Product that indicates that a Product or batch of Product may not conform to the Specifications or that potential adulteration, misbranding, and/or other issues have arisen that relate to the safety or efficacy of such released or if any batch or lot of the Product is the subject of a recall, market withdrawal, or correction; and the Parties shall cooperate in the handling and disposition of such recalled, withdrawn, or corrected Product. To the extent Buyer requires such information to comply with Applicable Laws or to determine whether to conduct a recall, Seller shall promptly disclose to Buyer any information directly related to such nonconformance, adulteration, misbranding or other related issue. Buyer shall have the right, at its expense (except as provided herein), to control any Product recall, field correction, or withdrawal of any released Product. To the extent that a recall, market withdrawal, or correction is directly due to Seller’s failure to deliver the Product in accordance with the Specifications or Quality Agreement, and to the extent that such recall, market withdrawal, or correction occurs within the applicable warranty period, Seller shall, in addition to the remedies provided below in Section 12, reimburse Buyer for the direct and verifiable costs for the inspection, testing, sorting, quarantine, shipping and re-installation of the recalled, withdrawn or corrected Product; provided, Seller’s liability shall not exceed [xxx] of the total amount paid to Seller by Buyer for the nonconforming Product in the preceding [xxx] period ending on the date that such Product was recalled, withdrawn, or corrected. Each Party shall maintain complete and accurate records of any recall according to its then current SOPs for such periods as may be required by Applicable Laws.

d.	To the extent that a recall, market withdrawal, or correction is attributable to the acts or omissions of an entity that supplied Seller one or more BFMs, such recall, market withdrawal, or correction shall not be deemed Seller’s failure to conform to the Specifications or an act or omission of Seller, except to the extent such recall, market withdrawal, or correction is attributable to Seller’s gross negligence or willful misconduct or Seller’s material breach of the Quality Agreement or failure to meet the Specifications.

13.	LIMITED WARRANTY

a.	Limited Product Warranty: For a period of twelve (12) months from the time of delivery, Seller warrants that the Products shall (i) be manufactured in accordance with the Specifications for Products in force at the date the PO was accepted; and (ii) be free from material defects in materials and workmanship. In the event that a Product fails to comply with this limited product warranty, Seller shall either: repair, replace, or refund the Purchase Price (including transportation cost) of the non-conforming Product returned to Seller.

b.	Limited Tooling Warranty: Seller represents and warrants that the Tooling supplied hereunder (if any) shall be free from material defects in material and workmanship and shall be capable of producing the number of units, shots or cycles set forth in the applicable Seller proposal or other written documentation agreed upon between the Parties (i.e. the “useful life” of the Tool); provided, the Tooling is made, operated and maintained by Seller at Seller’s facility. In the event that a Tool fails to comply with the limited tooling warranty stated above, Seller shall either: repair, replace, or refund the purchase price (including transportation cost) of the non-conforming Tool. Once a Tool has produced the number of units, shots, or cycles set in the Proposal and is passed its useful life, all maintenance, repairs, upkeep, and modifications to the Tool shall be at Buyer’s sole expense, except for routine cleaning and maintenance.

c.	THE FOREGOING LIMITED WARRANTIES AND ASSOCIATED REMEDIES ARE THE SOLE AND EXCLUSIVE WARRANTIES PROVIDED HEREUNDER. SELLER EXPRESSLY DISCLAIMS ANY WARRANTY OBLIGATIONS IN THOSE INSTANCES WHERE THE FAILURES RESULTED FROM (I) THE MODIFICATION OF THE PRODUCTS BY BUYER OR ITS CUSTOMERS; (II) BUYER’S OR ITS CUSTOMERS’ IMPROPER HANDLING, STORAGE, INSTALLATION, MAINTENANCE OR ANY FAILURE TO FOLLOW ACCEPTED INDUSTRIAL PRACTICES; OR (III) BUYER FAILS TO OTHERWISE MEET ITS OBLIGATIONS HEREUNDER. PRODUCTS NOT MANUFACTURED BY SELLER ARE SUBJECT ONLY TO WARRANTIES OF SELLER’S VENDORS AND SELLER HEREBY ASSIGNS TO BUYER ALL RIGHTS IN SUCH VENDOR’S WARRANTIES, HOWEVER, SELLER WILL FURNISH TO BUYER REASONABLE ASSISTANCE IN ENFORCING SUCH RIGHTS.

SELLER MAKES NO OTHER GUARANTEES OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES ON DESIGN, PERFORMANCE, NON-INFRINGEMENT, AND/OR ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SUCH WARRANTIES ARE HEREBY DISCLAIMED.

14.	SELLER’S INDEMNIFICATION OF BUYER

Seller agrees to indemnify, defend and hold harmless each of Buyer and its Affiliates and each of their officers, directors, employees, contractors, agents, successors and assigns (“Buyer Indemnitees”) from and against all Claims, whether actual or threatened, relating to personal injury or damage to tangible property to the extent that they directly result or arise from (i) Seller’s failure to manufacture Product in conformance with the Specifications; (ii) Seller’s material breach of the Quality Agreement, Applicable Laws or this Agreement; and (iii) Seller’s gross negligence or willful misconduct; provided that Buyer (x) timely notifies Seller that Buyer is seeking indemnification pursuant to this provision, (y) permits Seller to answer and defend the claim using counsel of Seller’s choice and (z) provides information and assistance reasonably necessary to enable Seller to defend the claim. Buyer will not settle any such claim or allegation without Seller’s prior permission, provided that such permission is not unreasonably withheld.

15.	BUYER’S INDEMNIFICATION OF SELLER

Buyer agrees to indemnify, defend and hold harmless, at its own cost, Seller and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all other Claims, whether actual or threatened, to the extent directly resulting from defects in Buyer’s Specifications or any additional Buyer design requirements, claims that Product infringes a third party’s intellectual property; omissions by Buyer in inspecting, marketing, or distributing Buyer’s final products; and/or Buyer’s gross negligence or willful misconduct provided that Seller (x) timely notifies Buyer that Seller is seeking indemnification pursuant to this provision, (y) permits Buyer to answer and defend the claim using counsel of Buyer’s choice and (z) provides information and assistance reasonably necessary to enable Buyer to defend the claim. Seller will not settle any such claim or allegation without Buyer’s prior permission, provided that such permission is not unreasonably withheld.

16.	LIMITATION OF LIABILITY

a.	IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR THE COST OF PROCURING SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, LOSS OF USE, LOSS OF DATA OR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES, WHETHER UNDER CONTRACT, TORT, WARRANTY OR OTHERWISE, ARISING IN ANY WAY OUT OF THIS OR ANY OTHER RELATED AGREEMENT, WHETHER OR NOT SUCH PARTY HAD ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

b.	EXCEPT FOR SELLER’S BREACH OF ITS OBLIGATIONS UNDER SECTIONS 5 and 6, IN NO EVENT WILL THE CUMULATIVE LIABILITY OF SELLER AND ITS AFFILIATES EXCEED THE LESSER OF (A) THE PAYMENTS ACTUALLY RECEIVED BY SELLER IN THE [xxx] IMMEDIATELY PRECEDING THE FIRST CLAIM BROUGHT BY BUYER UNDER THIS AND RELATED AGREEMENTS; OR (B) $[xxx] USD, WHETHER ARISING UNDER WARRANTY/GUARANTEE, CONTRACT, NEGLIGENCE, STRICT LIABILITY, INDEMNIFICATION, DEFENSE OR ANY OTHER CAUSE OR COMBINATION OF CAUSES WHATSOEVER. ALL INSURANCE, BOND AND BANK GUARANTEE OR LETTER OF CREDIT PROCEEDS WHICH MAY BE PAID TO BUYER BY THE INSURERS, SURETIES OR BANKS OF SELLER OR ITS AFFILIATES WILL BE CREDITED AGAINST THE LIMITATION STATED ABOVE AND REDUCE THE AMOUNT OF THE CUMULATIVE LIABILITY OF SELLER AND ITS AFFILIATES.

c.	SELLER’S PRICE HAS BEEN NEGOTIATED IN CONSIDERATION OF THE ALLOCATION OF RISKS AND ESTABLISHMENT OF LIMITATIONS OF LIABILITY STATED IN THIS CONTRACT, BUT FOR WHICH SELLER WOULD NOT HAVE ENTERED INTO THE CONTRACT.

d.	BUYER’S REMEDIES ARE LIMITED TO THOSE REMEDIES EXPRESSLY STATED IN THIS CONTRACT; AND, THESE REMEDIES WILL NOT FAIL THEIR ESSENTIAL PURPOSE BECAUSE BUYER IS LIMITED TO THE EXCLUSIVE REMEDIES AS STATED HEREIN.

e.	THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FUNDAMENTAL BREACH OR FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

17.	INSURANCE

Seller shall, at its sole cost and expense, secure and maintain in full force and effect during the term of this Agreement, insurance with the types of coverages and in the amounts specified below:

Worker’s Compensation Insurance, as prescribed by applicable law. Such coverage shall include liability under the Longshoremen’s and Harbor Worker’s Compensation Act, the Merchant Marine Act of 1920 (Jones Act), the Outer Continental Shelf Land Act and the Federal Employer’s Liability Act, if applicable.

Employer’s Liability Insurance, with limits of $[xxx] USD Bodily Injury by accident each accident and in the aggregate, $[xxx] USD Bodily Injury by disease for each employee and in the aggregate.

Commercial General Liability Insurance, with limits of $[xxx] USD per occurrence and in the aggregate for Bodily Injury and Property Damage. Coverage under the policy shall also include Contractual Liability, Products and Completed Operations, Sudden and Accidental Pollution, and will be primary to any and all other valid and collectible insurance. Policy includes coverage for loss or damage to physical property owned by others that is under the care, custody or control of Seller.

Automobile Liability Insurance, covering all owned, non-owned, and hired vehicles of Seller used in connection with performance of this Agreement, with a combined single limit for Bodily Injury and Property Damage of $[xxx] USD per accident and in the aggregate. This insurance shall include Contractual Liability coverage.

Medical Products Liability Insurance, with limits of $[xxx] USD in the aggregate.

The limits specified above may be satisfied with a combination of primary and Umbrella/Excess Insurance.

Upon request, Seller shall furnish certificates evidencing such insurance is in full force and effect. Seller shall provide Buyer with at least 30 days’ prior written notice of any cancellation or material change of such insurance.

Notwithstanding anything to the contrary contained herein, at Seller’s option, Seller may self-insure for all insurance coverage required herein to the extent allowed by law, and Buyer will be protected to the same extent had Seller purchased such insurance.

18.	IDLE CAPACITY AND CAPITAL EXPENDITURE PROJECTS

The Parties acknowledge and agree that Seller may be dedicating specific manufacturing floor space and other capital or human resources towards the manufacture and supply of product hereunder. The Parties also acknowledge and agree that the idling or redeployment of such resources is burdensome to Seller, and will cause Seller to incur costs and expenses that are not fully reflected in the purchase price of the products, including the non-reoccurring costs associated with the redeployment and decommissioning of such resources (and any subsequent recommencement of manufacturing for Buyer), as well as the costs associated with any under-utilized manufacturing floor space. If Seller must idle or redeploy its resources, Seller may invoice Buyer fair and equitable payments regarding the idle Resources and the associated costs as outlined in the applicable SOW or other written documentation.

19.	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement and all disputes, claims or causes of action arising out of or relating to this Agreement (“Disputes”) will be governed by the laws of the State of New York, without regard to that State’s conflict of law principles. The Parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any Disputes will be in the State and federal courts located in New York, NY. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of such courts for any Disputes and agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth above will be effective service of process for any action, suit or proceeding brought against a party in any such court. The Parties hereby irrevocably and unconditionally waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Forum, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, THE PARTIES EACH WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, CLAIM OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

20.	MISCELLANEOUS

a.	Equal Opportunity and Affirmative Action. Phillips-Medisize, LLC, through its responsible managers, recruits, hires, advances, trains and promotes in all job titles without regard to race, color, religions, sex, national origin age, disability or veteran status. As a federal contractor/subcontractor, Phillips-Medisize, LLC is subject to the requirements of: Executive Order 11246, as amended (Equal Employment Opportunity); Section 2012 of the Vietnam Era Veterans’ Readjustment Assistance Act of 1974; Section 503 of the Rehabilitation Act of 1973; and Executive Order 13201 (Notice of Employee Rights Concerning Payment of Union Dues). It is a Phillips-Medisize, LLC requirement that all applicable suppliers, subcontractors and service providers to Phillips-Medisize, LLC adhere and fully comply under the foregoing executive orders (clauses incorporated by reference).

b.	Any notice or other communication in connection with this Agreement shall be in writing, in person, by Federal Express or similar courier service, by fax to a Party’s current fax number or, if within the United States, by certified U.S. Mail. Such notices shall be deemed to be given (i) if in person, or by national courier service, when received by a Party, (ii) if by certified U.S. Mail, return receipt requested, four (4) days after posting properly addressed and postage prepaid, or (iii) upon fax transmission, provided that the sender retains electronically dated documentary proof of successful transmission (if the fax transmission is not made on a regular business day or is made after 5 p.m. it shall be effective on the next business day). Any notice shall be addressed as follows:

If to Buyer:	Beyond Air
Attn: Adam Newman, General Counsel
825 East Gate Blvd, Suite 320
Garden City, NY 11530[address line 3]
Email:anewman@beyondair.net

If to Seller:	Phillips-Medisize, LLC
Attn: Legal Department
1201 Hanley Road
Hudson, WI 54016

c.	Each Party represents to the other that it is under no legal impediment that would prevent their signing this Agreement or performing the same.

d.	Except as may be required by applicable law, neither Party shall issue any press release or external announcement without the other’s prior written consent.

e.	During the term of this Agreement and for a period of one (1) year thereafter, neither Party shall, on its own account or that of a third party, solicit, or recruit, either directly or indirectly, any employee of the other for employment or any other services. Notwithstanding, the foregoing shall not be deemed to include general solicitations of employment not specifically directed toward employees of the other party, including but not limited to non-targeted solicitations through professional recruiters, newspaper advertisements, posting with internet job search firms, and mass media want ads.

f.	In case any provision (or portion thereof) of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, except in those instances where removal or elimination of such invalid, illegal or unenforceable provision would result in a failure of consideration hereunder, such invalidity, illegality or unenforceability shall not affect the remaining provisions and the remaining provisions shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The captions and headings used in this Agreement are for reference only and shall not be construed in any way as terms or used to interpret the provisions of this Agreement.

g.	Domestic shipments shall be delivered F.O.B. Seller’s plant, loaded on the truck of carrier designated by Buyer. International shipments shall be delivered Ex-Works (Incoterms 2010) Seller’s plant, loaded on the truck of carrier designated by Buyer.

h.	This Agreement shall not be assigned in whole or in part by either Party without the written consent of the other which consent shall not be unreasonably withheld. Notwithstanding the foregoing, a Party may assign this Agreement to a purchaser of all or substantially all of that Party’s business to which this Agreement pertains without the prior consent of the other Party.

i.	This Agreement and the Exhibits hereto constitute and contain the entire understanding and agreement between the Parties with respect to the subject matter hereof.

j.	This Agreement may be modified only by a written document signed by an authorized representative of each Party and which refers to this Agreement.

k.	Each Party may be currently or in the future be developing information internally or receiving information in confidence from other parties that may be similar or competitive to the information received from the other Party herein. Accordingly, nothing in this Agreement shall be construed as a representation or inference that either Party will not develop information, products or processes, for itself or others, that either relate to or compete with the products or processes contemplated by the other Party hereto.

l.	Each Party acknowledges that it participated in the negotiation and preparation of this Agreement and that it had the opportunity to consult with an attorney of its choice in connection therewith. Ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have drafted the Agreement or authorized the ambiguous provision.

m.	No waiver of the provisions or requirements of this Agreement shall be deemed, or shall constitute, a waiver of any subsequent breach, whether or not similar, nor shall any waiver constitute a continuing waiver.

n.	A PDF or other reproduction of this Agreement may be executed by the Parties and shall be considered valid, binding and effective for all purposes. This Agreement may be signed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives, effective as of the Effective Date.

Beyond Air, Inc.		Phillips-Medisize, LLC

By:	/s/ Steven Lisi	By:	/s/ Michael O’Reilly

Title:	CEO	Title:	Country Manager, Ireland

Date:	August 12, 2020	Date:	10th August 2020

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Exhibit A

Statement of Work Template

Exhibit A-#

Statement of Work No. ##

Project Name and brief Scope of Work.

This STATEMENT OF WORK (including its Attachments) (“SOW”) is entered into as of ______________ (“SOW Effective Date”), by and between Beyond Air, located at 825 East Gate Blvd, Suite 320, Garden City, NY 11530 (“Buyer”) and PHILLIPS-MEDISIZE, LLC, located at 1201 Hanley Road, Hudson, WI 54016 (“Seller”). Each of Buyer and Seller may individually be referred to as a “Party” and collective as the “Parties”.

1.	INCORPORATION INTO AGREEMENT

1.1	[Manufacture and Supply Agreement]. This SOW is executed pursuant to that certain [Manufacture and Supply Agreement] by and between [Buyer] and [Seller] entered into as of ____________ (the “Agreement”), and is incorporated therein and made a part of the Agreement by this reference. Together, this SOW and the Agreement and all applicable exhibits and amendments thereto constitute the terms and conditions under which Seller will perform the work set forth below.

1.2	Definitions. All capitalized terms not otherwise defined in this SOW shall have the meanings given to them in the Agreement and/or the [Quality Assurance Agreement], as applicable.

1.3	Section References. Except as otherwise provided herein, references to Sections or provisions shall be references to Sections and provisions of this SOW.

1.4	Conflict. To the extent that any terms and conditions set forth in this SOW conflict with the terms and conditions set forth in the Agreement, the terms and conditions of the Agreement shall control, unless otherwise expressly agreed upon by the Parties in this SOW.

2.	PRODUCT AND MANUFACTURING ACTIVITIES

3.	SPECIFICATIONS, DELIVERABLES, AND MATERIALS

4.	PERIOD OF PERFORMANCE

5.	PRICE, COSTS AND PAYMENT

6.	IDLE CAPACITY

(If any)

7.	DESIGNATED BUYER REPRESENTATIVE

Name:

Phone:

Email:

8.	DESIGNATED SELLER REPRESENTATIVE

Name:

Phone:

Email:

9.	MISCELLANEOUS

10.	ATTACHMENTS

(If any)

Exhibit B

Quality Agreement

The Parties acknowledge and agree the Quality Agreement will be executed by the Parties shortly after the execution of this Agreement. Upon execution of the Quality Agreement, it will automatically be incorporated and made a part of this Agreement.

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